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                                                                    EXHIBIT 23.3

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated July 31, 1996 on the consolidated financial statements and financial statement schedules of Employers Self Insurers Fund as of March 31, 1996 and for the year then ended and our report dated February 9, 1996 on the consolidated financial statements of Summit Holding Corporation for each of the three years ended December 31, 1995 included in the Registration Statement and related Prospectus of Summit Holding Southeast, Inc. for the registration of 5,750,000 shares of common stock and 1,639,866 shares of Series A Preferred Stock.

                                          ERNST & YOUNG LLP

Jacksonville, Florida
November 20, 1996